Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Arc Logistics Partners LP of our report dated April 29, 2013 relating to the financial statementsof Gulf LNG Holdings Group, LLC, which appears in Arc Logistics Partners LP’s prospectus filed pursuant to Rule 424(b) in connection with its Registration Statement on Form S-1 (File No. 333-191534). We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 22, 2013